Exhibit 99.2
Service Corporation International to Acquire Alderwoods Group
Combining the Two Premier Funeral and Cemetery Services Providers in North America

Question and Answer for Alderwoods Group Employees
1.	Why is Alderwoods partnering with SCI?

During the past few years, we have restructured the company to create a more efficient operating structure, introduce new, innovative products and services, reduce debt and improve our financial flexibility. We are an ideal strategic partner for SCI, and we believe this transaction positions us for continued growth and leadership in our industry. This partnership is consistent with our objective of maximizing shareholder value. In addition to providing our shareholders with excellent value for their shares, overall we expect our employees to benefit from being part of a larger, more diversified organization that is equally dedicated to their success.

2.	How will this transaction affect employees?

Both SCI and Alderwoods employees have done a solid job in building their respective companies to where they are today. We believe that by working together, we can create a larger, more diversified organization that will be in an even stronger position to compete in our highly fragmented industry. Over the long-term, we believe employees will benefit from additional career development and advancement opportunities as the combined company grows. In the short-term, until the transaction closes, we remain separate companies and during this time it should be business as usual.

3.	Will there be any changes in employee benefits and compensation?

Before the transaction closes, all benefits and compensation will remain unchanged. We will be proceeding with the normal May 1st merit increase process, which your manager will be reviewing with you in the coming weeks. After the transaction closes SCI has indicated that they are committed to providing a competitive compensation and benefits package for all employees that will allow us to attract and retain the talent needed to successfully drive the company forward.

4.	Will there be new opportunities for both companies’ employees in terms of career progression?

We believe that the combined company will offer an exciting future for our employees, including additional career development and advancement opportunities as the new organization grows. Because of the importance of local focus and community involvement at our operating locations, we anticipate that most of our employees will remain in their current locations.

5.	Will there be any layoffs as a result of the transaction?

In the press release announcing the transaction, Tom Ryan, SCI’s President and Chief Executive Officer indicated that this transaction is about growth and he does not anticipate significant workforce reductions at the operating level. While there will inevitably be some overlap, SCI believes that corporate efficiencies will be realized as the administrative workforce is optimized. Tom Ryan went on to say that it is important to remember that the collective talents of SCI and Alderwoods will make the combined company not just bigger but better.

6.	How long before the transaction closes? What approvals are required?

The transaction is expected to close by the end of this year, subject to approval by Alderwoods’ shareholders and the satisfaction of customary closing conditions and regulatory approvals. We will make every effort to keep you informed about developments and progress throughout the approval process.

7.	What can employees expect in the interim?

Until the transaction closes, we remain separate companies and it will be business as usual. Employees should continue to focus on executing our business plans to provide families with the professional, caring service and respect they deserve. We will continue to update you as the approval process progresses.

8.	What are the plans to integrate the two companies? How will staffing at various levels throughout the combined company be determined?

While it is premature to discuss specifics now, we will be working with SCI to build an integration team that will begin working to identify how to best leverage each other’s strengths and bring our companies together. Both companies have solid teams, processes and programs and we expect that the benefits of this transaction should be realized quickly and efficiently. The relationships the companies have with their families are a key reason for both companies success and therefore we expect local service operations to remain largely the same.

9.	How will this transaction affect our relationship with families and communities we serve?

Both SCI and Alderwoods have a strong reputation for providing families with the professional, caring service and respect they deserve, and we look forward to building on this shared commitment. In addition, families will have access to enhanced nationwide service portability for their funeral and cemetery needs.

10.	Where can employees obtain additional information?

We will keep you informed of updates during through voicemail and email hotlines, the Connections news letter and regular internal memos. You will start to see these additional communications in the coming days and weeks.

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